UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): M arch 16, 2020 (March 16, 2020)

ProShares Trust II

(Exact name of registrant as specified in its charter)

Delaware	001-34200	87-6284802
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

Michael L. Sapir

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

(240) 497-6400

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael M. Phillip

c/o Morgan Lewis & Bockius LLP

77 West Wacker Drive

Chicago, Illinois 60601

and

Richard F. Morris

c/o ProShare Capital Management LLC

7501 Wisconsin Avenue

Suite 1000E

Bethesda, Maryland 20814

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered or to be registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
ProShares UltraPro 3x Crude Oil ETF	OILU	NYSE Arca
ProShares UltraPro 3x Short Crude Oil ETF	OILD	NYSE Arca

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On March 15, 2020, ProShare Capital Management LLC (the “Sponsor”) notified the NYSE Arca of its decision to voluntarily close, de-list and liquidate ProShares UltraPro 3x Crude Oil ETF (OILU) and ProShares UltraPro 3x Short Crude Oil ETF (OILD) (collectively, the “Funds”) and to withdraw the shares thereof from registration under the Securities Exchange Act of 1934, as amended.

Prior to market open on March 30, 2020 shares of the Fund will not be traded on NYSE Arca and there will be no secondary market for the shares.

The last day the funds will accept creation orders is March 27, 2020. Secondary market trading in each Fund’s shares will be halted prior to the market open on March 30, 2020. Fund holdings will be liquidated by March 30, 2020 or shortly thereafter. Once the Fund is in the process of liquidating its portfolio, it will not be managed in accordance with its investment objective. Proceeds of the liquidation are scheduled to be distributed to shareholders on or about April 3, 2020 (the “Distribution Date”).

Any shareholders remaining in a Fund on the distribution date will automatically have their shares redeemed for cash at the net asset value as of the liquidation date. The cash distribution will be deposited into the cash portion of shareholders’ brokerage accounts. These cash distributions are taxable events, and shareholders should consult their tax advisors about potential tax consequences.

The liquidation of the Fund means that the Fund will no longer participate in the NYSE Arca ETP Incentive Program.

The Sponsor announced the foregoing via a press release dated March 15, 2020. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1 and is hereby incorporated by reference.

Item 8.01.	Other Events

The Prospectus and Disclosure Document for each Fund is hereby revised to reflect that:

Prior to the Distribution Date and under certain market conditions, including for example, significant market volatility or market disruptions, each Oil Fund may seek to use swaps with loss limits or option strategies in a manner designed to limit Fund losses or otherwise prevent the Fund’s net asset value (“NAV”) from going to zero. Certain of these swaps or options strategies may include provisions that limit the amount an Oil Fund may gain. These strategies will not prevent an Oil Fund from losing value and may prevent an Oil Fund from achieving gains. For example, if the UltraPro 3x Fund employs a strategy that limits gains and losses to no more than 90% of its NAV on a given day and the index were to rise 35% on that day, the Fund would be limited to a gain of 90% for that day (before fees and expenses), even though without the use of this strategy the Fund might have been expected to gain 105% (before fees and expenses). Similarly, if the UltraPro 3x Short Fund employs a strategy that limits gains and losses to no more than 90% of its NAV on a given day and the index falls 35% on that day, the Fund would be limited to a gain of 90% for that day (before fees and expenses), even though without the use of this strategy the Fund might have been expected to gain 105% (before fees and expenses).

These strategies are intended to allow an Oil Fund to preserve a minimal portion of its value in the event of significant adverse movements in a Fund’s benchmark. There can be no guarantee that an Oil Fund will be able to implement such strategies or that such strategies will be successful. Each Oil Fund will incur additional, potentially substantial, costs as a result of such strategies which may cause or increase tracking error and would be expected to have a substantial adverse impact on performance. Use of such strategies would cause an Oil Fund to not perform consistent with its investment objective.

Furthermore, in the event that an Oil Fund’s value decreases by 70% or more at any point from its prior day’s NAV, as determined by the Sponsor, the Sponsor, in its sole discretion, in order to maintain the integrity of the ongoing operation of the Fund or for other reasons, may cause such Fund to liquidate some or all of its positions and, in lieu of such positions, invest such assets in cash or money market instruments.

The above actions may be taken without prior notification to shareholders and would be expected to cause an Oil Fund not to perform consistent with its investment objective. Under these circumstances, consistent with its general authority, the Sponsor may, but is not obligated to, cause an Oil Fund to be terminated and dissolved.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated March 15, 2020

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 16, 2020

ProShares Trust II

/s/ Todd B. Johnson
Todd B. Johnson Principal Executive Officer